================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
      12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
       FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934.


                         Commission File Number 1-10751


                         STAR MULTI CARE SERVICES, INC.
             (Exact Name of Registrant as specified in its charter)

          33 Walt Whitman Road, Suite 302, Huntington Station, NY 11746
                                 (631) 423-6689
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.001 per share
            (Title of each class of securities covered by this Form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [x]       Rule 12h- 3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h- 3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]       Rule 12h- 3(b)2)(ii)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]       Rule 15d-6             [ ]
          Rule 12h-3(b)(1)(i)   [x]

Approximate number of holders of record as of the certification or notice date:
Two
================================================================================

Pursuant to the requirements of the Securities Exchange Act of 1934, Star Multi Care Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



May 28, 2004                    By: /s/ Stephen Sternbach
                                    -----------------------------------
                                    Stephen Sternbach
                                    Chairman of the Board, President and
                                    Chief Executive Officer